Exhibit 99.3

Kinetik

2022 Guidance

February 24, 2022

Kinetik - 2022 Guidance, February 24, 2022

CORPORATE PARTICIPANTS

Maddie Wagner, Head, Investor Relations

Jamie Welch, Chief Executive Officer, President & Director

CONFERENCE CALL PARTICIPANTS

Spiro Dounis, Crédit Suisse

Indraneel Mitra, Bank of America Merrill Lynch

PRESENTATION

Operator

Welcome to the Kinetic Investor Update and 2022 Guidance. My name is Juan, and I will be coordinating your call today.

I will now hand over to your host, Maddie Wagner, Head of Investor Relations, to begin with. Please, Maddie. Please go ahead.

Maddie Wagner

Thank you, Juan. Good morning, everyone, and welcome to the Kinetic Investor Update and 2022 guidance conference call. Here with me is our President and CEO, Jamie Welch; as well as Trevor Howard, our VP of Finance; and members of Management. The press release we issued yesterday and the presentation we posted this morning can be found on our website at www.kinetik.com.

As a reminder, during the course of this conference call, including the question-and-answer section, we will provide forward-looking statements. These statements are not guarantees of future performance and involve a number of risks and assumptions. Please review our SEC filings and website for a discussion of some of the factors that could cause actual results to differ materially.

Today’s call is being webcast, and a recording of this conference call will be available on the Kinetik website.

With that, I will turn the call over to Jamie.

Jamie Welch

Thank you, Maddie, and good morning, everybody. This is, obviously for us, an incredibly auspicious day. One obviously tinged with sadness, given the world affairs going on around us right now, which candidly are going to have a fairly profound impact on not just the subject manner that we’re going to talk about this morning, but I think longer term in the context of energy and energy policy for this country going forward. What obviously—changes will, in fact, be held because of the unfortunate actions going on in front of us.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

If you want to go to the slide, just to make it easy, we’re going to basically use this our reference point for my remarks this morning. Look, we are very excited at the prospects for this Company going forward. It’s been a long time coming, and we’re glad that we now get to kick this into full swing.

If we start with this first page, which is Slide 3, for those of you on the webcast, we are a Company that I think Kinetic symbolizes everything about this Company. We embrace change. We are moving towards a new future. That future, we’re not exactly clear how it, in fact, plays out in front of us. However, what we do know is that we are both nimble and adaptive, and we will adapt to whatever conditions we find in front of us. But we really think that we’ve got a tremendous bedrock of cash flow, contracts and a system capacity that really sets us up very nicely as we think about the future.

There are four pillars that we think about in the context of our overall future. Financial strength and stability, over 30 customers, stable cash flows, long-term contracts, that diverse customer base which has a weighted average rating of investment grade, 85% of our 2022 gross profit supported from the non-operated JV pipes, take-or-pay contracts for current production.

We are going to be very mindful from a conservative financial policy that obviously balances distribution growth; buybacks; and obviously, maintaining a leverage profile that we think is worthy of achieving investment-grade ratings; 3.5x leverage target is how we think about our long-term shareholder value proposition. What we announced last night we think really does define how we think about this future and accelerating our role in the future, and that is the accelerated redemption of the Series A preferred, which we plan to do by year-end this year.

That doesn’t mean—it has no impact, however, at all to the shareholders in the context of the dividend. The dividend is safe and secure at $6 a share. However, we will accelerate the distribution growth rate going forward, starting now in 2023 of at least 5%.

As we think about the organic growth that we have, we’ll talk in a few pages about the overall supply prognosis for the basin. But the Permian Basin is expected to grow by 2 million barrels a year to 7 million barrels by the end of 2025, according to Wood Mackenzie. More than half of the Permian crude production growth will be sourced from the Delaware Basin. What is fascinating about that to us is the following.

When we look at our December 2020 exit rate for overall crude production, and we think about December 2021, we had invariably almost flat crude production, but the overall growth that we saw in natural gas was 1 Bcf a day. If you put any growth wedge underpinning that crude production profile, the accelerant is natural gas. That, obviously, given that 90% of our overall business is tied to natural gas services, we think, sets us up ideally going forward.

We do know, and obviously the world’s events, crude touching at $100 this morning is obviously going to reinforce the need for, we think, a supply push from producers to try to actually get crude prices down to a level that doesn’t, in many respects, have a far-reaching, destructive impact on the global economy.

On sustainability, we really—we think lead from the front. It is one of the core tenets of this Company. Executive compensation is 20% tied to our overall ESG performance. We have already announced last year when we did our inaugural ESG report that we would go to a net zero by 2050 for our greenhouse gas emissions. We have a 30-plus percent reduction by 2030. We really believe that we can take measures that will continue to improve our standing as a corporate citizen in the context of sustainability and the impact on climate change.

If you then look at the Company highlights on Slide 4, we break it down into five things, many of which we’ve touched on, but some of which we haven’t. We have no federal land exposure. A lot of discussions around impacts on oil gas permitting and leasing with respect to timing for permits. We think about the impact, particularly as it relates to New Mexico drilling activity. That is not something we live with every day, it’s not something we live with any day, since we are domiciled in Texas.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

We are the only large-scale publicly traded pure-play Permian midstream business. We will very much keep to that core as being where we think about our overall business and expansion. We will be a great read-through for so many of our peers, Targa, Transfer, Enterprise and Kinder Morgan, because obviously all of the salient growth for those companies is very much predicated on the continued growth of the Permian Basin.

We had 2 Bcf a day of processing capacity. We have a super-system, candidly, like no other. We have an integrated pipeline footprint. Our locational advantage relative to Waha means that we have ease of access for egress out of the basin for all hydrocarbons. That is of significance—great significance to our producers.

We have ownership in four major Permian to Gulf Coast pipelines, Permian Highway Pipeline, Gulf Coast Express, Shin Oak and Epic Crude. We have a significant asset and cash flow profile is underpinned by those more than 30 customers. As I mentioned, 85% of our gross profit is supported for this year from JV pipes, take-or-pay contracts and current production.

We are obviously well-positioned to capture meaningful synergies as we think about the integration of the two businesses. Significant revenue synergies, reduced controllable costs and capital savings. In our 2022 guidance that we gave, we have $25 million of synergies that will be realized within that $770 million to $810 million range that was given. We will talk about this in several pages on, but we gave an indication that the overall synergy level would be $50 million by about 2024. We now believe that, that number will be far surpassed.

Our conservative financial strategies, we’ve talked about; 3.5x leverage, our commitment to get to investment-grade ratings, $6 share dividend being maintained and 5% growth thereafter.

We are fortunate we have been 10 years in this basin. Today heralds, obviously, a high watermark in the context of where we’ve got to in recognition of the last 10 years of work. As what’s shown on what I’ll call this dashboard, is really an indication of both the journey that EagleClaw and the journey that Altus had traveled to get to this point today. We believe that the combination of the two businesses will make us significantly stronger.

We have continued to grow through multiple commodity cycles. We even grew during the worst of the pandemic back in 2020. We think that tells a lot about the strength and resilience of our business. We, as we said, are a pure-play Permian midstream Company. We have an extensive Delaware in-basin gathering system. We feed downstream pipeline assets that sit adjacent to our overall gathering and processing footprint. We have over 850,000 acres of gas—dedicated acreage from those various customers. We have a water gathering and crude business that complement that gas business. We have a significant Delaware market share, and that integrated pipeline footprint benefits from both supply push and demand-pull fundamentals.

No more so than today heralds an important point for the U.S. as it relates to energy policy, particularly as it relates to natural gas and LNG. It is clear that we, obviously, as we continue to see significant growth in natural gas production or rich gas production, which, by the way, is associated gas. So obviously, the drilling activity is predicated primarily on economics related to crude oil, but that also creates this inelasticity as it relates to overall gas supply. The Permian contributed 100% of the Lower 48 crude supply growth since March of 2020. I think it’s beyond conversation to say that the Permian Basin is the true world-class basin in this country and really is looked at and considered amongst the most prized basins on the planet.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

As it relates to the associated natural gas infrastructure, we clearly need, as evidenced by the forward differential pricing that we see between Waha and Ship and Katy and Henry Hub, we need more evacuation capacity of natural gas from the Permian whether it’s expansion of existing lines, GCX and PHP would qualify within that sphere or our new greenfield opportunities and Permian 3, or P3 as it’s called, that we’ve teamed up with Kinder Morgan, and we’re actively in a ship of discussions. Those things are obviously out on the immediate horizon of things that will help alleviate the bottleneck.

Shin Oak in the context of—on the NGL side, just over—around 400,000 barrels a day, with attractive upside to get to a fully sold out pipeline of 600,000 barrels a day. That will obviously feed not just the Gulf Coast petchem industry, but obviously LPG and the ethane export terminals. As you can see in the context on the right-hand side here, the way that we think about our overall business is split on a segment basis, 65% midstream logistics, 35% pipeline transportation.

As I’ve said earlier, we really have a unique system. We have four fully integrated—or will do once we have our interconnection in place midyear of this year, four fully interconnected processing complex sites. That allows us the ability to wheel gas around each one of those sites to the extent there is any operational upset at any individual one. This enhances overall operational reliability and flow assurance, two critical criteria that we are measured on by our customers.

System-wide treating and multiple processing sites obviously improves our operational flexibility. One of the benefits of this transaction is that we will get access to front-end amine treating to put at our Pecos Bend, East Toya and Pecos locations.

Our super-system interconnect, we have pulled forward from an original expectation of 2023 to being in service in June of this year. The cost remains as we indicated back at the merger announcement of $25 million to $30 million. The interconnect achieve the ability to move 500 million cubic feet a day south down to the Alpine High system, or the Altus gathering and processing system, or 500 million cubic feet a day of the gas out of the Alpine High area, being pulled north to our other three processing complexes at Pecos, East Toya and Pecos Bend.

The overall synergies we talked about are there and are now amplified relative to our original expectations. The owned compression to replace leased units at the Eagle—on the EagleClaw legacy system, the sour gas treating that allows us to expand the overall gas quality spec that we can actually take from customers, and alleviate them of the burden of needing to treat their gas before it comes into our system. That provides incremental fees under our gathering and processing agreements and obviously creates a fairly attractive project.

We have significant downstream optionality. We have our own—wholly-owned intra-basin NGL pipeline that provides downstream optionality. We’re connected to Lone Star, Targa and obviously now with Diamond Cryo and Shin Oak. We have flow assurance to Waha and Gulf Coast pricing, not just because of our PHP capacity and obviously the requisite benefit from our ownership. We also have our Delaware Link residue pipeline that is in development, and we expect to have in service by the end of next year, which will provide a physical connection, wholly owned, for our customers’ gas to Waha.

If we look at what drives this concept of operating leverage, which we get asked about frequently, it is clear that I would say Kinetik’s operating leverage is what drives financial alchemy. By alchemy, I mean we have very limited overall capital growth or capital spend that we need because it’s already in the ground. As you can see, the difference between the nameplate processing capacity at 1.9 Bcf a day, which is just nameplate; and our average 2021 plant inlet volume at 1.1 provides 800 million of headroom. That is equivalent of four processing trains. Spare capacity of 800 million a day, and then you look at a net EBITDA margin at $0.50 to $0.75, principally high pressure and obviously, already accounting for Opex.

You have EBITDA or free cash flow of $150 million to $225 million of incremental upside. That represents 20% to 30% of 2022 expected EBITDA or 30% to 40% of our 2022 expected free cash flow.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

What will drive filling up these trains? Obviously, we’ve given you a couple of quotes and we’ll talk about also the amount of A&D activity in the next page. Looking ahead, we find that when you look at Wood Mac, the only tied oil play with enough low-cost inventory to see sustained and large-scale future oil and associated gas supply growth is the Permian. Most recently, Dave Pursell, the EVP of Development at APA Corporation, or Apache said on their conference call on Tuesday, “We have a fourth rig in the U.S. We’re adding it as a Delaware Basin-focused rig. It will do some drilling in Alpine High. It will do some drilling at our Dixieland or DXL field, which flows into Altus Midstream assets. Over the next couple of years, it will do a fair amount of drilling at Alpine High specifically.” That obviously tells us that we—this is some of the elements that obviously we will look to, to drive that incremental supply stack.

On top of that, it’s compounded by—I apologize, a very busy chart on the left-hand side,—but the amount of Southern Delaware Basin M&A in the last 20 months—21 months has been nothing short of staggering. Reeves County, when you look at the right-hand side, leads the Delaware Basin with active rig count increases. Since the trough of September of 2020, we’ve seen a 3.5x increase in rigs. When you look at what’s going on in the two, this tells us that there is a Christmas tree of opportunities in front of us as we look to seek not just further consolidation, but the realization and harvesting of the benefits from this consolidation that is already taking place in front of our eyes.

What that means is we think about our overall picture today, is that we have a very derisked cash flow picture, supported by long-term contract portfolio. We told you back in October, our weighted average remaining contract life is 11 years. Balance sheet improvement, getting to that 3.5x and balancing that with a return of capital strategy is the core elements of this Company going forward.

No single producer contributes more than 20% of gross profit, and more importantly, over 10 customers receive two or more service offerings; 50% of our gross profit is from investment-grade customers. You can see that on the right-hand side. The dotted line around the pie chart on the right-hand side extends the reach to what I’ll call rising stars, those BB+ credits that are on the verge of recovery back, either the verge of investment grade or the verge of recovery back to investment grade. Including those, that would be 70% of our gross profit for 2022 coming from those sources.

We have very manageable volumetric commodity price exposure, we’ll talk about in a minute. We, overall as I said—this take-or-pay and fee-based contracts offer tremendous ratable cash flows.

As we think about life in the Permian going forward, it is clear certainly with, obviously, all of the—our peers and what they’ve announced in the last couple of weeks, we continue to see a lot of new activity in the context of new build, certainly as it relates to gathering and processing, but at some point also in the context of obviously not just residue, but also NGLs.

On the next page, this was what I referred to earlier in the context of the overall long-haul take—the overall increase in both the residue gas production and NGL production. As you can see, between 2021 and 2030, we have an increase—a significant increase on both the residue gas production, where we’ll go from 14 Bcf a day to 23 and 9 Bcf a day, or 60% increase. On the NGL side, 740,000 barrels a day or 50% increase from the 1.5 to 2.3. As we mentioned, this obviously on the residue gas side means that we’re going to have to think about incremental takeaway capacity. Whether it’s expansions of existing assets or whether it’s new assets to be put in the ground, both will obviously have their time and their place.

Most of this and particularly since the actions of last night, Gulf Coast LNG export facilities will obviously become of increasing importance, particularly to our European allies as the only source other than the Qataris to bring natural gas to the continent of Europe, other than relying on Russian gas. Given the actions of last night, it is probably a reasonable proposition to believe it will be a long time before there is any return or increase in Russian gas into Europe given the actions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

On the cost curve as it relates to the NGL supply, we had demand expected to increase by 1.1 million barrels over the next five years. Petchem capacity expansions, U.S. exports tied to both global ethane and LPG demand growth. We look at this, and obviously, this provides a tremendous picture in the backdrop for the folks like Enterprise, Targa and Transfer. And obviously, as it relates to us and our position in Shin Oak gives us great conviction that ultimately, in a short space of time, that, that pipeline will be full.

It also obviously brings to the table the whole discussion that we are likely to have with our largest shareholder, Blackstone, as it relates to the 25% ownership interest in Grand Prix. That would provide not just an increase in our pipeline transportation EBITDA, which represents 35%, but it would be a tremendously meaningful cash flow growth opportunity for the Company.

Our overall model is a fully—a full-service integrated midstream model. We show you on the left-hand side the various companies, some of the various companies who obviously we do business with. We have the produced water business. We have the natural gas business, and we obviously have the crude oil gathering business. We look at them as being highly complementary to one another.

As we mentioned earlier, over 10 of our major customers have multiple services from us. We always like to think that we can add services and help continue to build that relationship. Downstream, if you look on the far right-hand side, you can see some of the egress options out of the basin that we obviously have not just access to but ownership of.

If you then look in to—think about our overall organizational structure on the next page, you will see that we obviously have—going forward, splitting the two segments, on the midstream logistics side, where we’ll have the legacy BCP Raptor or BCP 1 and BCP 2, which is the EagleClaw, Pinnacle and CapRock, legacy G&P businesses and obviously Alpine High Gathering and Processing. On the pipeline transportation side, Delaware Link, which was our own wholly-owned intra-basin asset that we’re—we will put it into service late next year. Then the four other major Permian to Gulf Coast pipelines.

We’re going to have a fully unsecured capital structure, Apache, Blackstone, I Squared, Management and Public Investors. Our emphasis over the course of this year will be very much on expanding our overall stock liquidity. We realize that, that is a core part of making this a staple of most portfolios of those in the midstream space.

Certainly, we’ve got some refinancing to do, a new revolving credit facility that we’ve finalized and will become live once we’ve actually completed our refinancing, and as we’ve said, the accelerated redemption of the Series A preferred really makes our overall organizational structure very transparent.

We spent a lot of time, and we mentioned this on our initial conference call back in October, around governance. We have 11 members of our Board, all of them are highly experienced. Four independent directors bring new perspectives and oversight. There are three directors nominated by Blackstone, two directors nominated by I Squared, there’s myself, and Ben Rodgers from Apache, who serve as directors. The independent directors chair the key committees, that being Governance and Nominating Committee and the Audit Committee.

As it relates to overall governance, we’re not only incorporating listing exchange and public company requirements, no contractual Board control is afforded to any single shareholder. No special voting rights, blocking rights for the significant shareholders. This is an Up-C structure sold as a 1099 security and a Class A common stock. It’s not an MLP, LP, GP structure. There’s no IDRs. We’ll have annual election of independent directors.

I talked about the overall alignment on our ESG metrics as it relates to executive compensation. The Management team is the BCP Management team, we assume our respective role for Kinetik. We are focused and committed to implementing best-in-class sustainability practices. That’s obviously detailed in our inaugural 2020 ESG report from last year, and you will see it midyear this year. As the ownership reduces for our core shareholders, it is important to note their replacements on the Board will be filled by new independents.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

The Management team has a wealth of experience. We have worked together for the better part now of the last five-plus years, and before that, at most of our other predecessor employers. The team is incredibly talented. I couldn’t be more proud of this team and what we’ve achieved since our time together starting in 2017. We ourselves, together with every other member of the overall Kinetik family and every employee, we have significant equity ownership. Every employee, every employee of Kinetik has ownership in the Company. We all have shares. We think that creates the right alignment with all stakeholders, and it really does make for more thoughtful, conscious and better decisions going forward.

As it relates to our overall Board, we show here on Slide 16, the overall Board members themselves, Laura Sugg, Mark Leland, Kevin McCarthy are our three independents today. Our fourth has agreed to serve and will start July 2, but she is retiring from one of the big four accounting firms between now and July and will be joining us as the Audit Chair. We have a—it’s a rock star group of independent directors, incredibly thoughtful, really steeped in understanding this business and provide tremendous and valuable insights and guidance.

Our overall diversity, pro forma the addition of our 11th member, will be 27% female. Our age demographic is a nice balance between young and not so young. Obviously, by affiliation, myself, Ben Rodgers and the independents, would represent 55% of the Board with Blackstone representing 27% and I Squared separately representing 18%.

Our overall sustainability highlights, which we’ve talked about, it’s all about to us advancing a safer and cleaner and more reliable energy future. We look to prioritize environmental sustainability. We are migrating to an electric vehicle fleet. We’re going to expand the use of electric compression. Investment in emissions monitoring, control and reduction equipment. We’re reducing our total TRIR, our total recordable injuries, by 85% year-on-year, our increased EHS training twofold.

We are really building as well on the diversity, equity and inclusion side, and we are very focused to making sure that is a core part of who we are and what we represent. We look to actively collaborate with industry affiliations, whether it’s ALLY, whether it’s the American Petroleum Institute, the Environmental Partnership, ONE Future or the Oil field Water Stewardship Council. We are looking to positively impact our communities every day.

We achieved the ONE Future 2025 methane intensity goal in 2020. We’re the first major midstream Company to power operations completely from renewable energy. We are committed to net zero greenhouse gas emissions by 2050. We set up a Company foundation launched in 2021 to assist employees with extraordinary circumstances, as well as communities. In particular, through the pandemic, we saw this as one of the core roles that we could play to make the lives better for our employees and the communities in which we live and operate. We realized the magnitude of the pandemic as it relates to mental health and other elements, all of which have a profound impact on everyone we know and everyone we touch.

It is, obviously for us, on the ESG side, it is what we believe, fundamental to our identity. It means that we will do more. We will believe that we must be an agent for change and lead from the front. Each element, whether it’s environmental, social and governance, we give significant thought to how, what—to what we do and how we can be better and how we can do better.

On the financial update, which will start Page 20, capital allocation. To us, the whole discussion, I know thematically, the whole sector is about capital allocation. If you’re looking for the alchemist in the room, you found it. We are really—this Company, given the operating leverage that we have, given the dynamic of $50 million to $80 million of run-rate Capex, including maintenance, we think we’ll have a better free cash flow conversion story than anybody.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

We are going to clean up and make transparent to our overall capital structure. Obviously, the first goal of that is accelerating the redemption of the Series A preferred. We’re going to have a very thoughtful 3.5x leverage target. We achieved that in 2023. We’re committed to achieving investment-grade ratings in 2023. We’ll recommend 5% plus dividend increase at the start of 2023.

We have our core shareholders to thank. They see things through the same lens as Management. Our core shareholders, as a result, have committed to reinvest 100% of their dividends in 2022 so we can achieve our priority number one goal of redeeming the preferred. The dividend reinvestment plan is open to all shareholders, it is not exclusionary of anyone. Any shareholder and every shareholder is welcome to participate. But you are safe in knowing that the preferred will be gone by year-end this year.

The capital allocation priority—and obviously leads to us from our standpoint, is then to think about how we think about free cash flow and how we then think about the allocation of that cash flow as we go into 2023. We have this highly capital-efficient outlook, which drives robust free cash flow generation. I’ve already shown you the upside of the operating leverage, where you can have 20% to 30% increase in EBITDA and 30%, 40% increase in free cash flow relative to 2022 numbers. Our dividend coverage, obviously, will be unusually high for this year as a result of, obviously, the dividend reinvestment plan.

We are waiting for, I would say, some semblance of maybe more constructive market conditions before we undertake our refinancing. We have the ability to wait, but we very much want to get that done as quickly as we can.

Our pro forma financial performance, and we think this is a nice setup as we think about 2022. It’s hard to talk about 2022 where you don’t know where you came from. Let’s talk about 2021 and actually what we achieved. Our pro forma Adjusted EBITDA bridge gives you the building blocks to show you this is where we were. On our G&P business to BCP, $355 million of actual EBITDA, that’s what we reported. I think for those of you who are familiar with BCP 1 and 2 would know that our budget at the time was $330 million. PHP on top of that for our proportional EBITDA is about $83 million. It’s the same, obviously, in the context of our stake as it is for Altus or legacy Altus. Our Alpine High represented $102 million of EBITDA and then GCX $50 million, PHP, we talked about, Shin Oak, $44 million, Epic Crude, and then obviously, the adjustments as it relates to both G&A, and obviously, the cost synergies that we—just cost synergies.

That is nothing more than ad valorem, a little bit of Opex and what is called COMA, which is the Construction Operating Management Agreement from Apache, which was how they allocated direct costs in running the Altus business. Our actual pro forma Adjusted EBITDA for 2021 would be $737 million.

Using that as your baseline, then let’s look at the leverage profile. The BCP G&P business was 4.7x on a combined basis leverage as of year-end. There’s a term loan on PHP for the legacy BCP business. All of this, obviously, would be taken out pro forma, but it gives you a sense of our existing debt. Then when you add in ALTM, which obviously is less than 1.9x leveraged, we end up going from 5.3x down to 4x. The adjustments, obviously, with the cost synergies that we’ve talked about, and we are planning to increase slightly from about $2.9 billion of actually funded debt, we’ll increase it slightly to actually achieve the accelerated redemption that we talked about at the preferred. That would increase our leverage by 0.5 of a turn.

Our pro forma 2021 starting point at year-end last year was 4.3x. As you can see, the key pro forma metrics we just gave you on the right-hand side in this little table, gas gathered volumes. If you recall in my chart earlier, 1.1 Bcf a day of plant inlet for the combined enterprise, 1.4 are gathered. The difference is about 125 of the Apache or Alpine High volumes is lean. You have almost 100 million of what we call top dedications, gas that we gathered in 2021 but we did not process. Then we have some buyback gas for gas lift (phon), which obviously enhances overall recovery in the context of the various developments that our producers have, and that works out to be around 70, 75.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Kinetik - 2022 Guidance, February 24, 2022

That’s the difference between a gross number of 1.4 and an inlet number at 1.1. The capital expenditures, you can see for 2021 are $105 million. Bear that number in mind because we’ll talk about it in a couple of slides.

We know where we came from, so now let’s talk about our future. The financial guidance we gave last night, $770 million to $810 million of EBITDA, it’s a 7% year-on-year growth. For those of you who look at it relative to our preliminary estimate of $800 million to $850 million, which included a full run rate of $50 million of synergies, it is—to the midpoint, it is $10 million lower, apples-to-apples. In other words, if you said there’s only $25 million of synergies that you will realize in this first year, which is what is in our guidance, you make that adjustment on that preliminary estimate, and you would end up at a $775 million, $825 million range, and we gave you $770 million to $810 million.

Why is it lower? It’s lower because it’s—we meaningfully and deliberately wanted to be conservative. We wanted to make sure that this was a we will not miss target. We wanted to have the ability over the course of this year to continue to, in fact, exceed our expectations. We thought it was the right stepping off point for this year, particularly given this is a new public company.

On the capital expenditure side, $105 million was 2021. We will go to $125 million to $150 million of this year, that is our range. When we think about the range, and we’ll get to this in a minute, we have pulled forward a significant amount of integration Capex because we saw the synergies so much in excess of $50 million and the opportunity to harvest them quickly that we pulled forward integration Capex. The $100 million is still the right number for integration Capex, but we’re spending $55 million of it in 2022.

When you break down the segments as to what’s contributing to your EBITDA guidance, 61% is coming from natural gas. There’s modest volume growth year-on-year on EagleClaw, it’s about 13%. New Alpine High production. Actually, there is decline in Alpine High this year in the context of volumes because the return of activity will be in 2023. Growth from new contracts, Dixieland falls within that category, and we’re very happy and we could not be more thrilled to expand our relationship with Apache to pick up incremental PDP and flush production from the rig activity that will come from that fourth rig in the Delaware Basin.

Annualization of 2021 agreements. We had a number of large important foundation agreements that started with new customers in 2021, and we’ve just annualized that effect, and system optimization as we connected two systems. Crude and water will represent in total 5%. It is a very small piece of the pie. It is highly complementary, but it is a small piece, nonetheless.

Pipeline Transportation, 35%. Residue gas pipelines are all sold out with MVCs with high-quality shippers. Shin Oak obviously provides a really attractive ramp from its current volume throughput to that 600,000 barrels a day of its max capacity. The synergies embedded in our overall Adjusted EBITDA guidance is $25 million. That is obviously allocated across segments.

Why are we confident in our ability to achieve 2022 guidance? Well, we talked about 2021, and we’ve shown you that $737 million is an actually defensible number. When you look at the incremental building blocks, whether it’s, in fact, new processing dedications, these are those contracts that I mentioned that we gathered the gas, but we didn’t process the gas. That changed January 1. There’s another contract which will be coming to us for another 62.5 million in the next 45-plus days. We then annualize our 2021 contracts. That’s an incremental $20 million. On top of the $40 million of new processing dedications, on top of the $20 million of annualization of 2021 contracts and then the JV pipe growth, we end up at $770 million to $810 million.

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Kinetik - 2022 Guidance, February 24, 2022

On the capital expenditure side, obviously people would like to know how this is broken down. While $125 million to $150 million was the range, we’ve given you on the far right the building blocks. There’s $15 million of onetime. These are things from an ESG standpoint, FLIR cameras and other emissions control and reduction equipment that we think are fundamental and important. They are things, however, that cost, and once they’re done, they are done.

Integration Capex is a pull forward relative to what we expected, $55 million of $100 million of total integration capital will be spent for this year, $15 million of maintenance and $40 million to $65 million of what we would consider growth.

We have within the—when we mentioned $50 million to $80 million, which I believe was the range that we’ve used not only on the October conference call, but with analysts and investors ever since, take the growth, add the maintenance, that’s what you’re looking at on a consistent basis year in, year out.

Our system is so developed, and with most of our customers now coming to us with high pressure, the connection costs, there’s no compression, very little mechanical equipment, no real liquids handling required. We can add incremental—significant incremental volumes at a very small cost.

On the commodity side, which is another question we frequently get, we wanted to explain the drivers between crude, natural gas and NGLs. We have very limited commodity exposure in large part because 85% of that gross profit that we have for this year is from fee-based sources. There’s only 15% of our gross profit is exposed to commodity prices, 15%. Then when you think about the relevant exposure by hydrocarbon, condensate, natural gasoline represents 30%; residues, 35%; NGL is 35%. The bottom left-hand table really shows you what you need to know.

What is embedded in our forecast? Our 2022 guidance has as its imports a weighted average price of $84.88 for crude. Natural gas was $3.95 and NGLs $36.81. We all know where crude is this morning.

Plus or minus $10 a barrel represents $8 million of difference, plus/minus, to our Adjusted EBITDA guidance. It’s 1%. If you believe that crude should, in fact, settle at some point, at $75, and that’s the prevailing price, over $70, then you would adjust that by $15 and you’d have a $12 million impact for 2022 if you did it immediately.

Natural gas, $0.50 MMBtu differential creates $7 million of difference. It’s about 1%. It’s almost the same as that $10 a barrel, particularly given what is going on with—as a result of the event world events last night, $3.95 from a gas price, particularly given the significance, and I think going forward, greater dependence on the Europeans as it relates to the U.S. supporting them with natural—with LNG. We think natural gas, $3.95, is not in fact particularly aggressive.

NGLs at $36.81 is up, composite barrel price, plus/minus $4 on that. That 10% represents $4 million. You can see you don’t have significant commodity fluctuations embedded in our overall guidance. You can calibrate how you see fit, but it makes—this is a very handy scorecard and reference sheet to use.

Let’s talk about our synergies and then we’ll finish. We expect $50-plus million of annual run-rate EBITDA synergies. On the right hand side, you can see our overall pie chart. In our 2022 guide, you get Apache DXL for two months. You’ve got the cost synergies of just over $20 million. They are true cost synergies that happen almost immediately.

Integration synergies will start really with 2023 onwards, and that will be, we believe, well in excess of $30 million. We have a track record as a Management team of harvesting and realizing synergies and synergy estimates—and actual synergies well above estimates and targets.

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Kinetik - 2022 Guidance, February 24, 2022

Do not forget that one of the benefits of this transaction is obviously the capital savings. People would say, we mentioned $175 million of capital savings. That’s really nothing more than two processing trains. As we saw the future growth coming out of the basin and with respect to potential new customers, it became clear that we would need incremental capacity. We have experience with integrating and optimizing the assets on the operations, commercial, finance, accounting and IT. This is a team that’s done it repeatedly.

As I said, the system integration unlocks over $30 million a year. We are going to be leveraging idle treating equipment. We’re going to be leveraging surplus compression. We will be creating processing enhancement and optimization. We have that new 10-year midstream dedication with Apache for its DXL or Central Reeves acreage. That obviously will be a nice boost that we did not expect at the time that we made our announcement in October of last year.

Who we are when you look at us at a glance. We are the largest integrated midstream Company in the Delaware. All the salient facts about our Company are obviously shown here. Over 1.9 Bcf a day of existing in-service processing capacity, almost—we have over 850,000 acres—dedicated acres. We have nearly 2,000 miles of gas and NGL lines. We think we are really primely positioned for future growth as we see that growth continues out of the Delaware Basin.

Questions?

Operator

Thank you. The first question comes from Spiro Dounis from Credit Suisse. Please proceed. Your line is now open.

Spiro Dounis

Good morning, guys. Congrats on closing the deal. Jamie, first one for you, just in terms of sequencing the next few milestones for the Company. You’ve obviously laid out a lot of targets you want to hit. You talked about refinancing the debt. You talked about expanding stock liquidity, talked about redeeming the preferreds, talked about even acquiring some assets like Grand Prix. As you think about checking off these boxes over the next year, how to think about that sequencing? Any practical limitations on you to grow until some of these boxes do get checked?

Jamie Welch

Spiro, thanks. Look, I think the order priority, the refinancing is to us incredibly important. It allows us, then, we think, to really get well underway in wanting to achieve our ultimate ambitions. At the same time, Apache obviously has the ability to sell down their stock. I think, look, the two could obviously—they’ll make decisions about what they want to do about the timing. As we already now know, the world now knows that the overall development of Alpine High is already in their capital budget, so it’s already approved. It’s not that they actually need to go and do this. But they realize it’s important, we believe, for the stock liquidity to get that incremental up to 4 million shares out there.

I think our first thing first, refinancing, very closely followed by the stock liquidity. Once we have that, the—that obviously then lends itself—the accelerated redemption of the preferred, yes, it’s part and parcel with the refinancing because we’re doing a little incremental $200 million to accelerate that paydown. But the balance of it is coming from free cash flow, the savings from the dividend reinvestment, and then we’ll see where we go to in the context of how we think about growth and what the timing is. I think we want to make sure that we do the right things as we execute on our plans.

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Kinetik - 2022 Guidance, February 24, 2022

Spiro Dounis

Got it. That’s helpful. Second question, just wondering if you can give us a sense for how you’re thinking about the organic growth rate of the business over the next few years. Depending on what Permian producer you talk to, the answer can range anywhere between flat to 25%. You obviously laid out the case for the Permian and your upside from an EBITDA perspective on that 20% to 30% just on your current footprint. Just curious as you think about your customer base, the rate of growth that they’re growing, how does that translate to Kinetik going forward over the next few years?

Jamie Welch

In the context of our business, I think I said on the EagleClaw based business, we have 13% growth in our business on the EagleClaw side, and we had decline, obviously, this year from Apache on Alpine High, simply because that drilling activity, that will come in the first quarter 2023.

I think going forward, honestly, I think our overall expectation is probably in a 5% to 10% growth as far as volume is concerned. I don’t think you can—I think people get carried away. There are practical limitations on doing any—on something that’s much beyond that level, if you really ask me.

It’s also obviously going to be—will be predicated on things such as egress capacity out of the basin for natural gas. The timing that any expansion, any expansions, not just one, because obviously, Whistler, obviously, we now also mentioned the potential for expansion. What expansions can get done, when could they come online? If there’s going to be a new pipeline, new residue gas pipeline, when does it FID and how long does it take to get built? I think all of these things have practical limitations on just overall growth.

Spiro Dounis

Very helpful. That’s all I had today, guys. Thanks again.

Jamie Welch

Thank you.

Operator

Thank you. Our next question comes from Neel Mitra from Bank of America. Please proceed. Your line is now open.

Indraneel Mitra

Hi. Good morning. Thanks for taking my question. First question is on the Permian pipeline expansions since you have an interest in both GCX and PHP. We’ve been hearing that even with compression there’s a long lead time with the supply chain issues to be able to expand maybe 0.5 Bcf a day on each line. If you were to get the customer support, how long do you think it would take maybe from just a range standpoint to expand those pipelines?

Jamie Welch

Look, I think, Neel, thanks for the question. I think it’s—I can’t speak for—obviously, Kinder Morgan in particular, would obviously know better than I. But I’ll tell you on the basis of (inaudible) that compression, right? We, obviously, ourselves, know a fair amount about compression and compression availability. I think at an earliest, depending upon how you need to commercialize the potential expansion, that itself will take some time frame. The lead time as it relates to sourcing and delivery of the incremental compression, whether it’s midline compression, or what have you, my—I would say, I would believe that you’d be looking at 12 to 15 months.

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Kinetik - 2022 Guidance, February 24, 2022

Ideally, these expansions, Whistler, GCX, if it happens, to PHP, they’d all be thinking about trying to come on in that back end of 2023. But forwards, I don’t want to say screening because they can’t screen, but there is a—you see a noticeable expansion of the differential between Waha residue pricing going into that second quarter of ‘23 onwards.

The market is telling us, there’s a real belief that there will be this critical need. I would hope that the expansions would, in fact, marry to meet that need at the time of that need.

Indraneel Mitra

Right. Okay. Great. Then second question. If you were to have Grand Prix drop down to you and take that option, would you look at additional downstream options? How are you looking at that asset and specifically maybe looking more as an integrated player versus where you are right now?

Jamie Welch

Look, I think, first, let me say, Grand Prix is a great asset, Shin Oak is obviously a great asset. I think we would be privileged and humbled to actually be able to own both an interest in the quality of those two pipelines and their operators. Look at the growth, obviously, (inaudible) I saw their earnings this morning. It’s great. Enterprises, obviously, with the most recent acquisition of Navitas, creates an incremental customer profile on the Shin Oak line.

Yes, we would think about ourselves being more integrated. I think that’s how we think about it. That’s what we need to do, not just from a relevance standpoint, but also in providing the customer flexibility and the customer optionality that many of the customers that we deal with are looking for.

You drop it down. Obviously, we know what the cash flow profile is. As we think about the expansion and the ability to move more volumes, whether it’s on Grand Prix, whether it’s on Shin Oak, that’s obviously—that will be key drivers for us going forward.

Indraneel Mitra

Got it. Okay. Thank you very much.

Operator

Thank you. Our next question comes from Elliott Miller, who is a private investor. Mr. Elliott, your line is now open.

Elliot Miller

Thank you. First of all, congratulations to all of us, me too as an investor. I have two questions. The first deals with what you can tell us about inflation protection in the contract—in your contracts. I’m talking not only about the JV pipe contracts, but also your 100% owned operational facilities. Are there escalator clauses in there? Is there any inflation protection?

Jamie Welch

Most of our G&P contracts have, in fact, inflation protection. We have caps that range between 3% to 5%. And we obviously will see a lag effect in the context of the inflation of the actual inflation because everything is obviously in arrears in the context of prior periods. But we have a lot of contractual protection, Elliot.

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Kinetik - 2022 Guidance, February 24, 2022

As it relates to on the operating expense side, I would say 80% of our Opex is locked in, equipment rentals, salaries, contract labor, electric and utility, it’s all fixed price, fixed block. I think we’ve got some lubes in cans, which is a component of our Opex where we, in fact, have some inflation exposure. The offset to that is we have a lot of condensate on our system, condensate that becomes equity barrels. Therefore, we have an embedded natural hedge as it relates to—on the lubes and chems that we used on the processing—with our processing complexes.

On the capital side, we’ve procured more than 50-plus percent of all of our purchase orders as far as all our materials are concerned. I would say, look, we’re pretty protected. We’ve got the gross up on the revenue side, and we’ve already taken positive and significant actions on the expense side, whether it’s Opex or Capex, to make sure that we’re minimizing future inflationary impacts.

Elliot Miller

That’s helpful. My second question again deals with the discussion of stock liquidity. Obviously, that has an impact on the stock price. I’m curious, I noticed on Page 14 of the investor presentation reference to Blackstone and I Squared Capital’s reduction of their interest. I know there’s a one-year lockup. But is there anything contemplated beyond that one-year lockup as to when and how there’s going to be reduction by Blackstone and I Squared?

Jamie Welch

There is not. I would say the following. I think the—I look at this and say there are various means and ways for us to increase stock liquidity. Obviously, we touched on one before in the context of the drop-down of Grand Prix. We obviously may have other opportunities that are presented in front of us that we think are particularly compelling and that more than meet or exceed our overall capital allocation targets and our return on investment thresholds. That may lead to incremental equity issuance.

I think what we trying to be mindful of is we know that we’ve got to increase it. We know that we have one potential selling shareholder, which is Apache. But in the context of Blackstone and I Squared, we can’t speak for them in the context of what they think. I think they’re going to be pretty patient to the capital. But could you see them do very—a small amount if they thought that it would further help their liquidity, stock liquidity? Sure. They’ve obviously got relatively sizable stock holdings, so they could do a couple of million shares without actually having much of an impact, but making a meaningful impact nonetheless on the actual public float.

Elliot Miller

Thank you very much. Perfect.

Operator

We currently have no further questions, so I will hand over back to the Management team for any final remarks.

Jamie Welch

Thank you very much this morning, everybody. Look, we’re very excited. This is our opportunity to continue to engage in a dialogue and discussion with all of you. Stay tuned, hopefully, for more exciting things to come.

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Kinetik - 2022 Guidance, February 24, 2022

Operator

This concludes today’s conference call. Thank you so much for joining. You may now disconnect your lines.

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